Filed Pursuant to Rule 433
Registration Statement No. 333-259205

 Index (USD)  Volatility p.a. (%) 3  Sharpe Ratio4  12 Month Return  Worst Drawdown  Beta  1Y  5Y  Base  1Y  5Y  Base  Best  Worst  (%)  DUW5  1Y  5Y  Index (I)  7.8  14.9  12.6  0.04  0.30  0.53  43.2  ‐27.5  ‐32.8  29  0.25  0.66  Benchmark (B)  16.4  16.6  17.5  ‐0.91  0.44  0.34  77.9  ‐51.0  ‐56.2  62  1.00  1.00  Variation (I) ‐ (B)  ‐8.6  ‐1.8  ‐4.9  0.95  ‐0.14  0.19  ‐34.7  23.5  23.4  ‐34  ‐  ‐  Index (USD)  Return (%) 2  Return p.a. (%)  YoY Return (%)  1M  3M  YTD  1Y  3Y  5Y  Base  ’17  ’18  ’19  ’20  ’21  Index (I)  0.1  0.2  ‐2.8  0.4  1.3  4.3  6.6  22.5  3.9  9.0  ‐12.5  16.2  Benchmark (B)  ‐8.4  ‐15.7  ‐20.2  ‐15.7  6.2  7.0  5.0  24.0  ‐9.4  26.6  16.3  18.5  Variation (I) ‐ (B)  8.5  15.8  17.3  16.2  ‐5.0  ‐2.7  1.5  ‐1.4  13.3  ‐17.6  ‐28.8  ‐2.4  1 Daily data from December 19, 2007 to June 30, 2022. Index re‐based to 100 on December 19, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document  2 Source: Solactive AG, Bloomberg, RBC Capital Markets  3 Based on daily returns, annualized with a 252‐day factor  4 Based on the average of daily excess returns against Fed Funds, annualized with a 252‐day factor  5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline   Index Description   The Index is comprised of four Sub‐Indices, each of which provides exposure to a different equity market, weighted as follows: 50% Large‐Cap U.S. stocks, 10% Small‐Cap U.S. stocks, 25% International Developed Market stocks, and 15% Emerging Market stocks. In order to obtain exposure to these markets, the Index is allocated on a fixed‐weight basis, rebalancing once a year, to the four Sub‐Indices. Each Sub‐Index obtains exposure to one of the relevant markets by tracking the performance of the relevant futures contract.  On the specified monthly determination date, the allocation of each Sub‐index is determined based on the observation of a pre‐defined Tactical Trigger: the relevant daily moving average (DMA). If a specific ETF that tracks the relevant market (indicated on page 3) is at or above its relevant DMA (a bullish trend), the Sub‐Index will allocate to equity via the relevant futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant DMA (a bearish trend).  Performance1, 2 – Total Return (USD)  Index Objectives:  The RBC Global Tactical Equity Total Return Index is designed to meet or exceed risk‐adjusted returns relative to the benchmark by optimizing asset allocation (equities versus cash) and geographic exposure. This dynamic asset allocation is implemented by observing bullish or bearish trends in each of four broad‐based equity indices, on a monthly basis, to determine the exposure to each of these markets versus cash.  Index Ticker Symbols: Bloomberg: RBCEGTUT Index Thomson Reuters: .RBCEGTUT  Index Launch Date:  February 18, 2019  Index Base Date:  December 19, 2007  Asset Class:  Equity  Fixed Income (Cash)  Target Allocations:  Large Cap US (50%) International Developed (25%)  Emerging Market (15%) Small Cap US (10%) Rebalanced annually  Last Rebalancing Date:  December 15, 2021  Benchmark:  MSCI ACWI Net Total Return USD Index Bloomberg: M1WD Index  Thomson Reuters: .MIWD00000NUS  Liquidity:  The Index tracks equity futures and cash. Each tracked futures contract averages significantly in excess of $1bn in daily trading volume.  Availability:  Investors cannot invest directly in the Index.  The Index can be used as an underlying for various investment vehicles to provide exposure to investors.  RBC Global Tactical Equity Total Return Index  Performance Factsheet  June 30, 2022  300  260  220  180  140  100  60  20  Page 2 of 4  Dec 07 Jul 09 Mar 11 Oct 12  May 14 Jan 16 Aug 17 Mar 19 Oct 20 Jun 22  Index Benchmark

 Large Cap US 48.7%  International Developed 25.6%  Small Cap US 10.3%  Allocation History1 (over last 12 months)  Allocation Date  Large Cap US  International Developed  Emerging Market  Small Cap US  Cash  Benchmark Performance *  June 15, 2022  0%  0%  0%  0%  100%  TBD**  May 18, 2022  0%  0%  0%  0%  100%  ‐3.6%  April 13, 2022  0%  0%  0%  0%  100%  ‐10.2%  March 16, 2022  0%  0%  0%  0%  100%  2.1%  February 16, 2022  0%  0%  0%  0%  100%  ‐5.0%  January 19, 2022  50%  0%  0%  0%  50%  ‐1.0%  December 15, 2021  50%  0%  0%  0%  50%  ‐1.8%  November 17, 2021  50%  25%  0%  10%  15%  ‐1.8%  October 13, 2021  50%  0%  0%  0%  50%  5.6%  September 15, 2021  50%  25%  0%  0%  25%  ‐2.6%  August 18, 2021  50%  25%  0%  0%  25%  1.8%  July 14, 2021  50%  25%  0%  10%  15%  0.0%  Monthly Returns (%, as of June 30, 2022)  As of Last Determination Date (June 13, 2022)  Sub‐Index (Indicator)  Closing Level  Tactical Trigger  Large Cap US (SPY)  375.00  15.3% BELOW 200 DMA  Int’l Developed (EFA)  62.55  12.7% BELOW 100 DMA  Emerging Market (EEM)  39.69  10.9% BELOW 100 DMA  Small Cap US (IWM)  170.20  12.5% BELOW 100 DMA  1 Determination Date was two business days prior to Allocation Date. Target Allocations shown; Current allocations may vary  * Benchmark performance between current and next Allocation Date; ** To be determined on the next Allocation Date (July 13, 2022)  Current Allocation (as of June 30, 2022) Characteristics Snapshot  Emerging Market 15.4%  Fed Funds Exposure  Equity Exposure  As of Month End (June 30, 2022)  Sub‐Index (Indicator)  Closing Level  Distance from DMA  Large Cap US (SPY)  377.25  ‐13.9%  Int’l Developed (EFA)  62.49  ‐10.7%  Emerging Market (EEM)  40.10  ‐7.9%  Small Cap US (IWM)  169.36  ‐11.3%  June 30, 2022  Index  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2022  ‐2.7%  ‐0.4%  0.0%  0.0%  0.1%  0.1%  ‐2.8%  2021  0.2%  2.8%  2.8%  3.7%  1.1%  1.3%  0.7%  1.6%  ‐3.3%  3.8%  ‐2.2%  2.9%  16.2%  2020  ‐2.0%  ‐7.6%  ‐21.9%  0.0%  0.0%  ‐0.5%  4.9%  5.9%  ‐3.0%  ‐1.9%  12.0%  5.0%  ‐12.5%  2019  0.2%  0.5%  0.5%  3.5%  ‐6.2%  5.4%  0.3%  ‐3.8%  0.4%  2.5%  2.4%  3.4%  9.0%  2018  5.6%  ‐4.2%  ‐1.9%  0.6%  1.3%  0.0%  2.4%  2.1%  0.1%  ‐2.3%  0.2%  0.2%  3.9%  2017  2.1%  2.7%  1.3%  1.3%  2.1%  0.8%  2.7%  0.1%  2.1%  2.2%  1.9%  1.4%  22.5%  2016  0.0%  0.0%  1.4%  0.3%  1.0%  ‐0.4%  3.4%  0.1%  0.9%  ‐1.9%  2.0%  1.4%  8.5%  Benchmark  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2022  ‐4.9%  ‐2.6%  2.2%  ‐8.0%  0.1%  ‐8.4%  ‐20.2%  2021  ‐0.5%  2.3%  2.7%  4.4%  1.5%  1.4%  0.7%  2.5%  ‐4.1%  5.1%  ‐2.4%  4.0%  18.5%  2020  ‐1.1%  ‐8.1%  ‐13.5%  10.7%  4.3%  3.2%  5.3%  6.1%  ‐3.2%  ‐2.4%  12.3%  4.6%  16.3%  2019  7.9%  2.7%  1.3%  3.4%  ‐5.9%  6.5%  0.3%  ‐2.4%  2.1%  2.7%  2.4%  3.5%  26.6%  2018  5.6%  ‐4.2%  ‐2.2%  1.0%  0.1%  ‐0.5%  3.0%  0.8%  0.4%  ‐7.5%  1.5%  ‐7.0%  ‐9.4%  2017  2.7%  2.8%  1.2%  1.6%  2.2%  0.5%  2.8%  0.4%  1.9%  2.1%  1.9%  1.6%  24.0%  2016  ‐6.0%  ‐0.7%  7.4%  1.5%  0.1%  ‐0.6%  4.3%  0.3%  0.6%  ‐1.7%  0.8%  2.2%  7.9%  Date  Determination  Last  June 13, 2022  Next  July 11, 2022  Allocation  June 15, 2022  July 13, 2022  Rebalancing  December 15, 2021  December 14, 2022  Page 2 of 4

 RBC Global Tactical Equity Total Return Index  Summary of Index Methodology:  RBC Large Cap US Tactical Equity Total Return Index  RBC Small Cap US Tactical Equity Total Return Index  RBC International Developed Tactical Equity Total Return Index  RBC Emerging Market Tactical Equity  Total Return Index  50%  Rebalanced Annually  10%  Rebalanced Annually  25%  Rebalanced Annually  15%  Rebalanced Annually  60% Domestic Allocation  40% International Allocation  200‐day Moving Average SPDR S&P 500 ETF Trust (SPY)  100‐day Moving Average iShares Russell 2000 ETF (IWM)  100‐day Moving Average iShares MSCI EAFE ETF (EFA)  100‐day Moving Average iShares MSCI EM ETF (EEM)  Tactical Trigger – Determined 2 Trading Days Before Allocation  E‐mini S&P 500 Future  +  Fed Funds  Fed Funds  Bullish Tactical Trigger  SPDR S&P 500 ETF Spot  above the Tactical Trigger  Bearish Tactical Trigger  SPDR S&P 500 ETF Spot  below the Tactical Trigger  E‐mini Russell 2000 Future  +  Fed Funds  Fed Funds  Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger  Bearish Tactical Trigger iShares Russell 2000 ETF Spot below the Tactical Trigger  MSCI EAFE Future  +  Fed Funds  Fed Funds  Bullish Tactical Trigger iShares MSCI EAFE ETF Spot above the Tactical Trigger  Bearish Tactical Trigger iShares MSCI EAFE ETF Spot below the Tactical Trigger  MSCI EM Future  +  Fed Funds  Fed Funds  Bullish Tactical Trigger iShares MSCI EM ETF Spot above the Tactical Trigger  Bearish Tactical Trigger iShares MSCI EM ETF Spot below the Tactical Trigger  Monthly Allocation – Is Tactical Trigger Bullish or Bearish?  OR  OR  OR  OR  June 30, 2022  Page 2 of 4

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RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada ‐ Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)  Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling toll‐ free at 1‐877‐688‐2301.  ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.  Important Information About the Historical Performance of the Index  The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back‐tested information.  The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back‐tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.  For the full Index methodology, please visit the following link: www.solactive.com  June 30, 2022  Page 2 of 4